As filed with the Securities and Exchange Commission on June 18, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRST CAROLINA FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	27-21336973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina	27608
(Address of Principal Executive Offices)	(Zip Code)

First Carolina Financial Services, Inc. 2025 Equity Incentive Plan
(Full title of the plans)

Ronald A. Day
Chairman, President and Chief Executive Officer
First Carolina Financial Services, Inc.
2626 Glenwood Avenue, Suite 520
Raleigh, NC 27608
(Name and address of agents for service)

(252) 451-2960
(Telephone number, including area code, of agent for service)

Copies to:

Michael P. Reed
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”).  Documents containing such information have been or will be sent or delivered to participants in the First Carolina Financial Services, Inc. 2025 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

First Carolina Financial Services, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a)          The Registrant’s registration statement on Form S-1, filed with the SEC on May 22, 2026 (File No. 333-296151), as amended, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)          The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on June 17, 2026 (File No. 001-43359), to register such securities under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement.  Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents (not our real estate agents, if any, but those acting as “agents” of the corporation as defined in the North Carolina General Statutes) under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself or herself in good faith, (ii) reasonably believed (a) that any action taken in his or her official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his or her conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our Amended and Restated Bylaws (our “Bylaws”) provide for indemnification to the fullest extent permitted by law for persons who serve as a director, or officer of the Registrant or at our request serve as a director, officer, employee or agent for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Our Bylaws also allow us to indemnify other employees and agents on the same terms. Accordingly, we may indemnify our directors, officers, employees or agents in accordance with either the statutory or nonstatutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director, officer, employee or agent who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director, officer, employee or agent was a party. Unless prohibited by the articles of incorporation, a director, officer, employee or agent also may make application and obtain court-ordered indemnification if the court determines that such director, officer, employee or agent is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased a directors’ and officers’ liability policy that, subject to certain limitations, indemnifies us and our officers and directors for damages they may become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article V of our Articles of Incorporation (our “Articles”) limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the Registrant or otherwise; provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Registrant, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney, or consultant of the Registrant).

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, the Exchange Act and otherwise.

The foregoing is only a general summary of certain aspects of North Carolina law and our governing documents and agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to our Articles and Bylaws, which are filed as an exhibit to this registration statement, and to the relevant provisions of the North Carolina General Statues.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, section 18(k) of the FDI Act and implementing regulations of the Federal Deposit Insurance Corporation. These laws and regulations prohibit, among other things, indemnification payments with respect to an administrative proceeding or civil action if the director or officer is assessed a civil money penalty or removed from his or her position with us or First Carolina Bank, a North Carolina-chartered bank and wholly owned subsidiary of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description
4.1
Amended Articles of Incorporation of First Carolina Financial Services, Inc. (incorporated by reference to Exhibit 3.1 the Registrant's Registration Statement on Form S-1 (File No. 333-296151), filed with the SEC on May 22, 2026)

4.2*	Articles of Amendment of First Carolina Financial Services, Inc.

4.3
Form of Amended and Restated Bylaws of First Carolina Financial Services, Inc. (incorporated by reference to Exhibit 3.4 the Registrant's Registration Statement on Form S-1 (File No. 333-296151), filed with the SEC on June 8, 2026)

5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP

23.1*	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)

23.2*	Consent of Cherry Bekaert LLP, an Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1
First Carolina Financial Services, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 the Registrant's Registration Statement on Form S-1 (File No. 333-296151), filed with the SEC on May 22, 2026)

99.2
Form of Restricted Stock Award Agreement under the 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 the Registrant's Registration Statement on Form S-1 (File No. 333-296151), filed with the SEC on May 22, 2026)

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

A.   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on June 18, 2026.

FIRST CAROLINA FINANCIAL SERVICES, INC.

By	/s/ Ronald A. Day
Name:	Ronald A. Day
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Ronald A. Day and Steven G. Deaton, and each of them singly, our true and lawful attorneys, with full power of substitution, for each of them singly, to do any and all acts and all things and to execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, including, without limitation, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 (this “Registration Statement”) to be filed with the SEC, and any and all pre-effective and post-effective amendments or supplements to this Registration Statement (whether such amendments or supplements are filed before or after the effective date of this Registration Statement), and any related registration statement filed pursuant to Rule 462 under the Securities Act, and any and all instruments or documents filed as part of or in connection with this Registration Statement or any and all amendments thereto (whether such amendments are filed before or after the effective date of this Registration Statement); and each of the undersigned hereby ratifies and confirms all that such attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ronald A. Day	Chairman, President and Chief Executive Officer (principal executive officer)	June 18, 2026
Ronald A. Day

/s/ Steven G. Deaton	Chief Financial Officer and Chief Risk Officer (principal financial officer and principal accounting officer)	June 18, 2026
Steven G. Deaton

/s/ Vincent C. Andracchio II	Director	June 18, 2026
Vincent C. Andracchio II

/s/ Sandra B. Boone	Director	June 18, 2026
Sandra B. Boone

/s/ John J. Ferebee Jr.	Director	June 18, 2026
John J. Ferebee Jr.

/s/ Gregory E. Floyd	Director	June 18, 2026
Gregory E. Floyd

/s/ John W. Gussenhoven	Director	June 18, 2026
John W. Gussenhoven

/s/ James A. Lucas, Jr.	Director	June 18, 2026
James A. Lucas, Jr.

Name	Position	Date

/s/ David S. Oyler	Director	June 18, 2026
David S. Oyler

/s/ Charles A. Paul III	Director	June 18, 2026
Charles A. Paul, III

/s/ Charles A. Robbins, Jr.	Director	June 18, 2026
Charles A. Robbins, Jr.

/s/ Kevin M. Shannon	Director	June 18, 2026
Kevin M. Shannon